Exhibit 99.B.h.(xxvi)

TRANSFER AGENCY FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of October 2, 2009, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf of The Hartford Dividend and Growth Fund, a series of the Company, (the “Fund”) and Hartford Administrative Services Company (the “Transfer Agent”).

WHEREAS, the Transfer Agent has been appointed the transfer agent of the Fund pursuant to a Transfer Agency and Service Agreement between the Company, on behalf of the Fund, and the Transfer Agent;

WHEREAS, the Transfer Agent, pursuant to a separate agreement on behalf of the Fund, has contractually agreed to reimburse any portion of the transfer agency fees over 0.30% of the average daily net assets per fiscal year for each class of shares of the Fund; and

WHEREAS, the Transfer Agent now has determined to add an additional fee waiver with respect to Classe A shares and Class C shares of the Fund, and the Company and the Transfer Agent now desire to enter into the arrangement described herein with respect to this additional fee waiver;

NOW, THEREFORE, the Company and the Transfer Agent hereby agree as follows:

1.                                       For the period commencing October 2, 2009 through October 31, 2010, the Transfer Agent hereby agrees to waive a portion of its transfer agency fees with respect to the Class A shares and Class C shares of the Fund, in the amounts as described on Schedule A hereto.

2.                                       The reimbursement described in Section 1 above and in Schedule A hereto is not subject to recoupment by the Transfer Agent.

3.                                       The Transfer Agent understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:	/s/Tamara L. Fagely
Tamara L. Fagely
Title:
Vice President, Treasurer and Controller

HARTFORD ADMINISTRATIVE SERVICES COMPANY

Name:	/s/Robert Arena
Robert Arena
Title:
Director and Senior Vice President

Schedule A

Pursuant to Section 1 of this Agreement and for the duration of the time period described in that Section, the amount of the transfer agency fee waiver shall be as follows:

Class A

Gross Transfer Agency Fee	Net Transfer Agency Fees (after transfer agency fee waiver)
If 0.35% or higher	0.30%
0.34%	0.29%
0.33%	0.28%
0.32%	0.27%
0.31%	0.26%
0.30%	0.25%
If 0.25%-0.29%	0.24%
If 0.24% or less	No waiver

Class C

Gross Transfer Agency Fee	Net Transfer Agency Fees (after transfer agency fee waiver)
If 0.35% or higher	0.30%
0.34%	0.29%
0.33%	0.28%
0.32%	0.27%
0.31%	0.26%
0.30%	0.25%
If 0.29% or less	No waiver